MAA Announces Acquisition and Financing Transaction

MEMPHIS, Tenn., June 2, 2011. /PRNewswire/ -- MAA (NYSE: MAA)announced today that it has entered the Richmond, Virginia market and completed the acquisition of The Hamptons at Hunton Park, a 300-unit upscale apartment community.

The Hamptons at Hunton Park, which was developed in 2003, features spacious units averaging 1,032 square feet in size. The community boasts high end amenities such as a theater room, 24 hour fitness center and resort-style swimming pool. The award-winning property is located just minutes from Richmond's prestigious office park, Innsbrook Corporate Center, and many great shopping areas.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are very pleased to mark our entrance into the Richmond, Virginia MSA with the purchase of The Hamptons at Hunton Park. Richmond is well known as one of the East Coast's most vibrant and consistent economies and is home to eleven Fortune 1000 Companies. We expect the combination of limited new supply in the area, a growing local economy and our operating strength to produce an attractive return for our shareholders."

The acquisition was funded by common stock issuances through MAA's at-the-market program and borrowings under our current credit facilities.

MAA has also completed the financing of $128 million of fixed rate debt to replace a $100 million loan facility scheduled to mature on July 1, 2011. The new ten-year mortgage is financed through an insurance company and has a fixed interest rate of 5.08%.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 47,654 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com